Exhibit 99.1

Datameg Names Joshua E. Davidson as Vice President of Finance

BOSTON, MA—(MARKET WIRE)—July 28, 2005 — Datameg Corporation (OTC BB: DTMG.OB) announced the appointment of Joshua E. Davidson to the position of Vice President, Finance. In this position, Davidson will be responsible for leading the finance and administration efforts that support the ongoing development and deployment of the company’s test and measurement tools and voice quality assurance services for IP-centric applications. Davidson will report directly to Mark McGrath, Datameg’s president and chief executive officer.

“Joshua will add tremendously to the top-notch leadership team Datameg is committed to building. He is an important addition to our team, bringing a wealth of operational experience and entrepreneurial successes to the company from his work with communications companies on the cutting edge of innovation,” said McGrath. “His appointment is another significant step toward Datameg leveraging its intellectual property to capitalize on the large and fast growing voice assurance market.”

Prior to joining Datameg, Davidson was chief executive officer and co-founder of Accelera Wireless, a multi-national PCS and Homeland Security communications network deployment firm that managed RF engineering and deployment projects for Motorola, Deutsche Telekom, T-Mobile and Lucent Technologies. Davidson’s leadership experience also includes his role as COO and co-founder of DWT, a national tele-construction firm that managed cellular infrastructure build-outs for AT&T, Sprint and T-Mobile.

Davidson added, “I am looking forward to applying my finance and operations expertise to further accelerate Datameg’s go-to-market strategy of delivering the voice assurance services needed for an IP-centric network world. I look forward to helping Datameg’s progress at a particularly exciting time in the company’s History — network operators need voice assurance products now, and Datameg possesses the experience and technology to help assure voice quality across disparate traditional circuit-switched and new IP-based networks.”

About Datameg

Datameg Corporation (OTC BB: DTMG.OB) is a development stage technology company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg’s wholly owned subsidiary North Electric Company, Inc., the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony.

Contact:

Constantine Theodoropulos

Boston Communications

617.619.9801

ctheo@bcww.com